EXHIBIT 10.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

This AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement"), dated as of July 16, 2009 (the "Effective Date"), is made by and between the HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership ("HKFLP"), 7124 GRADE LANE LLC,  a Kentucky limited liability company (the "Company"), and INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation ("ISA").  HKFLP, the Company, and ISA are referred to herein separately as a "Party" and collectively as the "Parties."

R E C I T A L S

A.         HKFLP owns 100% of the membership units (the "Units") in the Company.

B.         The Company owns real property situated in the City of Louisville, Jefferson County, Commonwealth of Kentucky, commonly known as 7124 Grade Lane and certain fixtures located thereon (collectively, the "Real Property").

C.         ISA's common stock, $.005 par value, ("ISA Common Stock") is traded on the NASDAQ stock exchange.

D.        Harry Kletter serves as general partner of HKFLP, which serves as managing member of the Company, and Harry Kletter also serves as Chairman and Chief Executive Officer of ISA, therefore creating an affiliate relationship.

E.         The Real Property, together with certain real property owned by 7200 Grade Lane LLC, a Kentucky limited liability company, is adjacent to real property owned by ISA and ISA occupies such real property and has placed certain of its strategic assets on such Real Property.  ISA has determined that it would be in its best interest to have control over all such Real Property.

F.         ISA desires to acquire, and HKFLP has determined that it would be in its best interest to transfer, the Units in the Company in exchange for shares of ISA Common Stock, in each case on the terms and conditions contained in this Agreement.  The Company, HKFLP, and ISA intend the exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Therefore, in consideration of the premises and the mutual covenants and agreements and additional consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

EXCHANGE OF SHARES

1.1       Number of Shares.

(a)        HKFLP agrees to transfer to ISA at the Closing all of HKFLP's right, title, and interest in and to the Units, solely in exchange for 132,813 shares of ISA Common Stock based on a price of $6.40 per share of ISA Common Stock.

(b)        In the event the average ISA Common Stock price reported on the NASDAQ stock exchange during the thirty (30) days immediately prior to Closing is less than $3.40 or more than $9.40, either ISA or HKFLP would have the ability to terminate this Agreement by written notice to the other Parties. Such termination shall be without further liability to any Party, except as provided in Section 6.2.

(c)        HKFLP has received an appraisal of the Real Property prepared by Lohan Realty Resources, Inc. dated July 3, 2009.

1.2       Exchange.  Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1), HKFLP shall surrender to ISA its Units in the Company, and ISA shall direct its transfer agent, Registrar & Transfer Company, to issue certificate(s) of ISA Common Stock to be issued in the exchange in accordance with Section 1.1.  Certificate(s) of ISA Common Stock shall be issued and registered to HKFLP, and shall thereafter be transferable in the same manner as otherwise provided for ISA Common Stock, subject to applicable federal and state securities laws.  HKFLP will not be paid dividend payments, if any, paid by ISA until such time as its Units have been exchanged.

ARTICLE II

CLOSING

2.1       Place of Closing.  Upon the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Industrial Services of America, Inc. at 7100 Grade Lane, Louisville, Kentucky, or at such other place as the Parties may mutually agree in writing.

2.2       Date of Closing.  The Closing will take place at 10:00 a.m. local time on the second business day after all of the conditions to the Closing have been satisfied (excluding any such conditions that will be satisfied at the Closing), or at such other time as the Parties may mutually agree in writing.  The date on which the Closing actually occurs is referred to as the "Closing Date."

2.3       Effective Time.  The effective time of the transactions contemplated by this Agreement will be at 12:01 a.m. on the Closing Date, Louisville, Kentucky time (the "Effective Time").

2.4       Deliveries by HKFLP.  At the Closing, HKFLP will deliver (or cause to be delivered) the following to ISA:

(a)        an assignment from HKFLP to ISA of the Units, in substantially the form of Exhibit 2.4, duly executed by HKFLP; and

(b)        all other documents, instruments and writings required or contemplated to be delivered by HKFLP at or prior to the Closing pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

2.5       Deliveries by ISA.  At the Closing, ISA will deliver (or cause to be delivered) the following to HKFLP:

(a)        ISA Common Stock in accordance with Section 1.2; and

(b)        All other documents, instruments and writings required or contemplated to be delivered by ISA at or prior to the Closing pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE III

ASSUMPTION OF OBLIGATIONS

3.1       Release by ISA of HKFLP.  As of the Closing, ISA hereby releases and discharges HKFLP and its affiliates, agents and advisors, and their respective successors and permitted assigns (collectively, the "Released Parties") from any and all claims, demands, suits, actions, causes of action, contracts, debts, sums of money, commissions, damages and rights whatsoever at law or in equity, now existing or that may hereafter accrue in favor of ISA (each, a "Claim") against any of the Released Parties relating to, arising out of or in connection with any facts or circumstances relating to the Company that existed on or prior to the Closing, whether known or unknown, to ISA, other than any such Claim arising under this Agreement.

3.2       Indemnity by ISA of HKFLP.  ISA shall indemnify, defend and hold harmless HKFLP and each of HKFLP's affiliates, agents, accountants, attorneys and representatives from and against any demand, claim, action, cause of action, damage, liability, loss, cost, debt, deficiency, expense, obligation, tax, assessment, public charge, lawsuit, contract, agreement, and undertaking of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated, and whether or not asserted by a third party (including, without limitation, interest, penalties, additional federal, state or local taxes, reasonable attorneys' fees and other costs and expenses incident to any transaction, proceedings or investigations or the defense of any claim, whether or not litigation has commenced) ("Losses") arising out of, resulting from, or relating to or in connection with the Units except to the extent that ISA is entitled to indemnification pursuant to Section 3.4.

3.3       Notification of ISA by HKFLP.  Within thirty (30) days after a third party has notified HKFLP, in writing, of a claim for which HKFLP claims a right of indemnification, HKFLP will notify ISA and afford ISA the opportunity to assume the defense or settlement of such claim at ISA's own expense with counsel reasonably acceptable to HKFLP.  If HKFLP assumes the defense of such claim, ISA has the right to join in the defense of such claim with counsel of its own choosing and at its own expense.  Notwithstanding the notice requirement provided in this Section 3.3, the right to indemnification under this Agreement shall not be affected by any failure to give or any delay in giving such notice unless, and then only to the extent that, ISA's rights and remedies have been prejudiced.  In no event may HKFLP or the Company settle any claim related to the indemnity provided by Sections 3.1 and 3.2 without the prior written consent of ISA.

3.4       Indemnity by HKFLP of ISA.  HKFLP shall indemnify, defend and hold harmless ISA and each of ISA's directors, officers, agents, accountants, attorneys and representatives from and against any Losses arising out of, resulting from, or relating to or in connection with the Units as the result of any breach of a representation or warranty of HKFLP or the Company in Section 4.1 of this Agreement, subject to Section 6.4.

3.5       Notification of HKFLP by ISA.  Within thirty (30) days after a third party has notified ISA, in writing, of a claim for which ISA claims a right of indemnification, ISA will notify HKFLP and afford HKFLP the opportunity to assume the defense or settlement of such claim at HKFLP's own expense with counsel reasonably acceptable to ISA.  If ISA assumes the defense of such claim, HKFLP has the right to join in the defense of such claim with counsel of its own choosing and at its own expense. Notwithstanding the notice requirement provided in this Section 3.5, the right to indemnification under this Agreement shall not be affected by any failure to give or any delay in giving such notice unless, and then only to the extent that, HKFLP's rights and remedies have been prejudiced.  In no event may ISA settle any claim related to the indemnity provided by Sections 3.4 without the prior written consent of HKFLP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1       Representations and Warranties of HKFLP and the Company.  Each of HKFLP and, where applicable, the Company hereby covenants, represents and warrants to ISA as follows:

(a)        HKFLP owns good title to the Units.  Such Units constitute all of the outstanding Units of the Company.  All of the Units have been duly authorized and validly issued and are fully paid and nonassessable.  There are no outstanding (i) securities convertible into or exchangeable for Units in the Company, (ii) options, warrants or other rights to purchase or subscribe for Units in the Company, or (iii) contracts, understandings or arrangements relating to the issuance, repurchase or redemption of, or obligating the Company to issue, repurchase or redeem its Units.  None of the Units have been issued in violation of any applicable laws (including securities laws and regulations).

(b)        Each of HKFLP and the Company has full power, authority, and legal right to enter into and perform this Agreement according to the terms hereof and HKFLP has full power, authority and legal right to sell, assign and deliver to ISA good title to the Units.  HKFLP is a family limited partnership duly organized and in existence under the laws of the Commonwealth of Kentucky.  This Agreement is a valid and binding obligation of HKFLP, enforceable in accordance with its terms.

(c)        The Company is a limited liability company duly formed and validly existing under the laws of the Commonwealth of Kentucky and has all requisite limited liability company power and authority to own, lease and operate its property and assets as now owned, leased and operated by it.  The Company has no subsidiaries.

(d)        HKFLP's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) result in the creation or imposition of any lien upon the Units, (ii) violate any provision of the Articles of Organization or Operating Agreement of the Company, (iii) require any consent of any third party, including any governmental entity, other than the consent of the lenders to the Company or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HKFLP.

(e)        The Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) result in the creation or imposition of any lien upon the Real Property, (ii) violate any provision of the Articles of Organization or Operating Agreement of the Company, (iii) require any consent of any third party, including any governmental entity, other than the consent of the lenders to the Company, (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or (v) assuming the consent of the lenders to the Company, result in a material violation or breach of or constitute a default under any contract to which the Company is a party or any material permit held by the Company.

(f)        The Company has not engaged in any business activities other than owning the Real Property and leasing the same to ISA.

(g)        There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or government body pending or threatened against (i) HKFLP that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement or (ii) the Company.

(h)        Neither HKFLP nor the Company has received any written notice of any existing violations of applicable laws (including environmental laws), zoning ordinances, regulations, orders or requirements of departments of building, fire, health, or other municipal departments or other governmental authorities nor has HKFLP or the Company received any written notice of any existing or threatened condemnation or other legal action of any kind involving the Real Property, which have not been cured, remedied or otherwise waived.

(i)         To HKFLP's knowledge, the current use of the Real Property does not violate the zoning classification for the Real Property.

(j)         The Company holds fee simple title to the Real Property, except as set forth on Schedule 4.1(j) which shall be delivered prior to Closing, and does not own other tangible property other than incidental property associated with ownership and operation of the Real Property.

(k)        Neither HKFLP nor the Company has caused any improvements to be made to the Real Property in the last 120 days which have not been paid in full.

(l)         The Company has filed all required tax returns and has no material liabilities (including any indebtedness to third parties).  As used in this subsection (l), material liabilities refer to liabilities of the Company in excess of $50,000.

(m)      The Company has not executed any leases for all or part of the Real Property which are still in effect other than as set forth on Schedule 4.1(m).

(n)        The Company has elected to be treated as a corporation for federal income tax purposes.

(o)        HKFLP is acquiring the shares of ISA Common Stock for its own account, not as nominee or agent, with the present intention of holding such securities for purposes of investment and has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(p)        HKFLP understands that the shares of ISA Common Stock being issued pursuant to this Agreement will not be registered under the federal securities laws and will be "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

4.2       Representations and Warranties of ISA.  ISA hereby covenants, represents and warrants to HKFLP as follows:

(a)        ISA has full power, authority and legal right to enter into and perform this Agreement according to the terms hereof.  The Audit Committee of the Board of Directors, comprised of independent directors, has voted in favor of, and recommended to the Board of Directors, and the Board of Directors without the participation or vote of Harry Kletter has approved the transaction contemplated by this Agreement.  In addition, a majority of the shareholders have by written consent approved the transaction contemplated by this Agreement.  This Agreement is a valid and binding obligation of ISA, enforceable in accordance with its terms.

(b)        ISA acknowledges and agrees that HKFLP, its representatives, agents and employees have made no representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the records or any other information furnished by or on behalf of HKFLP, except as expressly set forth in this Agreement.  In entering into this Agreement, ISA acknowledges and affirms that it has relied and will rely solely upon its independent analysis, evaluation, investigation and judgment with respect to the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement.

(c)        There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or government body pending or threatened against ISA that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement.

(c)        The shares of ISA Common Stock to be issued to HKFLP pursuant to this Agreement will, on the date of issuance and delivery to HKFLP pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

4.3       Tax Covenants of ISA.

(a)        ISA has no plan or written intention (i) to liquidate the Company (or to convert the Company into a "disregarded" entity within the meaning of Treasury Regulation Section 301.7701-3 or a partnership); (ii) to merge the Company with or into another corporation or entity; (iii) to sell or otherwise dispose of its interest in the Company except for transfers of stock permitted under Treasury Regulation Section 1.368-2(k)(1)); or (iv) to cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers permitted under Treasury Regulation Section 1.368-2(k)(1)).  ISA will not take any of the foregoing actions for a period of one year after the Closing Date.

(b)        Following the Closing, ISA or a member of its "qualified group" (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the "historic business" of the Company or use a "significant portion" of the Company's "historic business assets" in a business, as such terms are used in Treasury Regulation Section 1.368-1(d).

(c)        ISA and the Company shall (i) prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date, and (ii) pay any taxes owed by the Company for all periods ending on or prior to the Closing Date.  ISA and the Company shall permit HKFLP to review and comment on each such tax return described in the preceding sentence prior to filing and shall make such revisions to such tax returns as are reasonably requested by HKFLP.

(d)        ISA and the Company shall be responsible for preparing or causing to be prepared and filing or causing to be filed all tax returns for the Company for all periods ending after the Closing Date, and paying any taxes owed by the Company for all periods ending after the Closing Date.

ARTICLE V

CONDITIONS PRECEDENT

5.1       Conditions Precedent in Favor of HKFLP.  HKFLP's obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.1 on or before the Closing Date, or such earlier date as is set forth below.  Each condition may be waived in whole or in part only by written notice of such waiver from HKFLP to ISA.

(a)        ISA shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by ISA prior to or at the Closing.

(b)        On the Closing Date, the representations of ISA set forth in Section 4.2 shall be true and accurate in all material respects, subject to changes that are caused by the acts or omissions of the Company or its agents, representatives, employees or affiliates, or are a result of the operation of ISA in the normal course of business.

(c)        On or before the Closing Date, HKFLP shall have received satisfactory substitution and releases as referenced in Section 2.5(b) and any other approvals from lenders with approval rights over this transaction.

(d)        HKFLP shall not have terminated this Agreement pursuant to Section 1.1.

5.2       Conditions Precedent in Favor of ISA.  ISA's obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.2 on or before the Closing Date, or such earlier date as is set forth below.  Each condition may be waived in whole or in part only by written notice of such waiver from ISA to HKFLP.

(a)        HKFLP shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by HKFLP prior to or at the Closing.

(b)        ISA shall have delivered and/or otherwise made available an information statement to ISA shareholders with respect to the transactions contemplated by this Agreement, all in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended.

(c)        On the Closing Date, the representations of HKFLP set forth in this Agreement shall be true and accurate in all material respects, subject to: (i) changes that:  (y) are caused by the acts or omissions of ISA or its agents, representatives, employees or affiliates; or (z) are a result of the operation of the Company and Real Property in the normal course of business; and (ii) casualty or condemnation.

(d)        ISA shall not have terminated this Agreement during the Inspection Period (as hereinafter defined) or pursuant to Section 1.1.

(e)        Any lender holding a lien on the Real Property shall have consented to the transaction.

5.3       Inspection Period.  From the Effective Date through August 7, 2009 (the "Inspection Period"), HKFLP agrees to make available to ISA, or to its duly authorized agents or representatives, for review, all applicable books and records relating to the Company and the Real Property and the operation and maintenance thereof to the extent that such materials are in HKFLP's possession or control.  Such items may be examined at all reasonable times during normal business hours upon prior reasonable notice to HKFLP during the Inspection Period.  In addition, ISA shall have the right to make such investigations, including appraisals, environmental studies, title review and survey review as ISA deems necessary or advisable and shall provide copies of the same to HKFLP.  All information relating to the Real Property, HKFLP or the Company shall be deemed "Confidential Information" for purposes of this Agreement.

ISA shall hold all Confidential Information in confidence and shall not at any time disclose or permit the disclosure of the Confidential Information without HKFLP's prior written consent.  ISA further agrees to use the Confidential Information only for purposes of evaluating this transaction.  Notwithstanding the foregoing, ISA may disclose the Confidential Information (i) to its legal counsel, accountants, lenders and similar third parties that need to review the Confidential Information in connection with the transaction contemplated by this Agreement, and (ii) as may be required by law, including applicable securities laws.  If this Agreement is terminated before the Closing, ISA promptly shall return the Confidential Information to HKFLP and shall not retain copies thereof (except as may be required by law).  The provisions of this paragraph shall survive the Closing or termination of this Agreement.

If ISA is not satisfied with the results of its inspections, then ISA shall have the right to terminate this Agreement at any time during the Inspection Period by delivery of written notice of termination to HKFLP and the Company without any liability to HKFLP or the Company, except as set forth in Section 6.2.  In the absence of such termination ISA shall be deemed satisfied with all of its inspections, including but not limited to the condition of the Company and the Real Property.

ARTICLE VI

MISCELLANEOUS

6.1       Notices.  Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by any party by notice to the other parties in accordance with this Section 6.1) and delivered personally, mailed by certified or registered first-class mail or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, (b) if mailed by certified or registered first-class mail, three business days after the date of mailing, or (c) if sent by recognized overnight courier, one day after the date of sending.  Each Party may change its address by notifying the other Party in writing.

If to HKFLP: Harry Kletter Family Limited Partnership 1208 Park Hills Court Louisville, Kentucky 40207 Attention: Harry Kletter	With copy to: Donald J. Kunz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, Michigan 48226-3506
If to the Company: 7124 Grade Lane LLC c/o Harry Kletter Family Limited Partnership 1208 Park Hills Court Louisville, Kentucky 40207 Attention: Harry Kletter	With copy to: Donald J. Kunz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, Michigan 48226-3506
If to ISA: Industrial Services of America, Inc. 7100 Grade Lane Louisville, Kentucky 40213 Attention: President	With copy to: Alex P. Herrington, Jr. (Mike) Stites & Harbison, PLLC Suite 1800 400 West Market Street Louisville, Kentucky 40202

6.2       Conveyance and Transaction Costs.  ISA shall be solely responsible for (i) all filing and recording of documents related to the transfer of the Units from HKFLP to ISA and for all fees in connection therewith and (ii) whether or not the transaction is consummated, all fees and expenses incurred by any of HKFLP, ISA and the Company in connection with this Agreement.

6.3       Broker's Fees.  Each Party agrees to indemnify and hold the other harmless from and against any claims or causes of action with respect to any commissions, finders' fees, or other remuneration, if any, due to any broker, agent, or finder claiming by, through, or under such Party.  To the knowledge of each Party, there are no such anticipated commissions, finders' fees or other remuneration.

6.4       Survival of Representations and Warranties.  All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing; provided that the representations of HKFLP in Section 4.1 shall survive the Closing for one year.  Any claims must be filed by ISA within such one year period or shall be deemed waived.  The Parties have made no representations or warranties except those expressly set forth in this Agreement.

6.5       Amendments and Severability.  No alterations, modifications, amendments, or changes in this Agreement shall be effective or binding unless the same shall be in writing and signed by HKFLP, ISA and the Company.  The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is determined to be illegal or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is determined to be illegal or invalid in its entirety, such illegality or invalidity will have no effect on the other provisions of this Agreement, which will remain valid, operative and enforceable.

6.6       Extension; Waiver.  The Party entitled to the benefit of any respective term or provision of this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or (c) waive compliance with any obligation, covenant or agreement of the other Parties contained in this Agreement.  Any agreement with regard to any such extension or waiver will be valid only if set forth in an instrument in writing by the Party granting such extension or waiver.  A waiver or failure to enforce any of the terms or provisions of this Agreement will not in any way affect, limit or waive any Party's rights at any time to enforce strict compliance thereafter with such term and every other term and provision of this Agreement.

6.7       Entire Agreement.  All Schedules and Exhibits referred to in this Agreement are specifically incorporated into this Agreement by reference.  Capitalized terms not otherwise defined in the Schedules or Exhibits to this Agreement will have the meanings given to them in this Agreement.  This Agreement constitutes the exclusive, final and entire agreement between the Parties with regard to the subject matter hereof and supersede all other contemporaneous and prior agreements, understandings and information, whether written or oral, express or implied, between the Parties with regard to the subject matter hereof.

6.8       Assignment.  This Agreement may not be assigned by operation of law or otherwise by any Party without the prior written consent of the other Parties.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.9       No Partnership Created.  It is not the purpose or intention of the Parties that this Agreement create (and it shall not be construed as creating) a joint venture, partnership, or any type of association, and the Parties hereto are not authorized to act as agent or principal for each other with respect to any matter related hereto.

6.10     Headings.  The titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

6.11     No Construction Against Drafter.  This Agreement is being entered into between competent persons, who are experienced in business and represented by counsel, and has been reviewed by the Parties and their counsel.  Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular Party as the drafter of such language.

6.12     Dispute Resolution.  With respect to any dispute that arises after Closing, either Party may pursue any remedies available in law or equity.

6.13     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF KENTUCKY, EXCLUDING ANY CONFLICT OF LAW RULES WHICH MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; AND THE VENUE OF ANY ACTION BROUGHT BY EITHER PARTY IN REGARD TO THIS AGREEMENT OR ARISING OUT OF THE TERMS OR CONDITIONS OF THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN STATE OR FEDERAL COURT IN THE COUNTY OF JEFFERSON, KENTUCKY AND BOTH PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS.

6.14     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

6.15     Publicity.  No Party, unless required to do so by law, shall release any information to the press or other media regarding this Agreement or the transactions contemplated by this Agreement.  If required by law to release information, a Party may do so after having obtained the other Parties' advance written approval of the content and timing of the release, which consent shall not be unreasonably withheld, subject in all cases to the requirements of law, including applicable securities laws.

6.16     Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile signatures.

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Share Exchange to be executed and delivered as of the date first above written.

HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership

By:
Harry Kletter

Its: General Partner

7124 GRADE LANE LLC, a Kentucky limited liability company By: Harry Kletter Family Limited Partnership, Managing Member

By:

Printed Name:

Title:

INDUSTRIAL SERVICES OF AMERICA, INC.

By:

Printed Name:

Title:

EXHIBIT 2.4 -- Assignment of Membership Units

ASSIGNMENT OF MEMBERSHIP UNITS

            This ASSIGNMENT OF MEMBERSHIP UNITS (this "Assignment") is entered into effective as of _________ __, 2009, by the HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership ("Assignor") for the benefit of INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation ("Assignee").

Recitals

WHEREAS, Assignor owns 100% of the membership units (the "Assigned Interest") of 7124 Grade Lane LLC, a Kentucky limited liability company (the "Company"); and

            WHEREAS, Assignor desires to assign all of its ownership in the Assigned Interest to Assignee.

            NOW, THEREFORE, in consideration of the premises and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor hereby agrees as follows:

a.         Assignor does hereby sell, transfer, convey, assign and deliver to Assignee all of Assignor's rights, title and interest in and to the Assigned Interest.

b.         Assignor confirms that the Assigned Interest represents all of its ownership interest in the Company.

c.         This Assignment will be binding upon Assignor and will inure to the benefit of Assignee, and its successors and assigns.

IN WITNESS WHEREOF, Assignor has executed this Agreement as of the date first written above.

ASSIGNOR:
HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership

By:
Harry Kletter

Its: General Partner

SCHEDULE 4.1(j)

Liens

SCHEDULE 4.1(m)

Leases

1.         Lease Agreement dated January 1, 1998, by and between Industrial Services of America, Inc., as tenant, and K&R Corporation, as landlord (lease covers both 7100 and 7124).

EXHIBIT 2.4 -- Assignment of Membership Units

ASSIGNMENT OF MEMBERSHIP UNITS

            This ASSIGNMENT OF MEMBERSHIP UNITS (this "Assignment") is entered into effective as of _________ __, 2009, by the HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership ("Assignor") for the benefit of INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation ("Assignee").

Recitals

WHEREAS, Assignor owns 100% of the membership units (the "Assigned Interest") of 7200 Grade Lane LLC, a Kentucky limited liability company (the "Company"); and

            WHEREAS, Assignor desires to assign all of its ownership in the Assigned Interest to Assignee.

            NOW, THEREFORE, in consideration of the premises and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor hereby agrees as follows:

a.         Assignor does hereby sell, transfer, convey, assign and deliver to Assignee all of Assignor's rights, title and interest in and to the Assigned Interest.

b.         Assignor confirms that the Assigned Interest represents all of its ownership interest in the Company.

c.         This Assignment will be binding upon Assignor and will inure to the benefit of Assignee, and its successors and assigns.

IN WITNESS WHEREOF, Assignor has executed this Agreement as of the date first written above.

ASSIGNOR:
HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership

By:
Harry Kletter

Its: General Partner

SCHEDULE 4.1(j)

Liens

SCHEDULE 4.1(m)

Leases

1.         Lease dated April 1, 2004 by and between Industrial Services of America, Inc., as tenant, and Harry Kletter Family Limited Partnership, as landlord.

2.         Lease dated August ___, 2008, by and between Jack Cooper Transport Co., as tenant, and Harry Kletter Family Limited Partnership, as landlord (lease covers 4 acres pursuant to ISA Schedule of Real Estate dated March 27, 2009).